Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

December 12, 2025

among

GE HEALTHCARE TECHNOLOGIES INC.,

as the Borrower,

JPMORGAN CHASE BANK, N.A,

as the Administrative Agent,

and

The Lenders Party Hereto

$750,000,000 TERM LOAN CREDIT FACILITY

GOLDMAN SACHS BANK USA, BNP PARIBAS SECURITIES CORP., JPMORGAN

CHASE BANK, N.A., BOFA SECURITIES, INC., CITIBANK, N.A. and MORGAN

STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA, BNP PARIBAS SECURITIES CORP., BOFA

SECURITIES, INC., CITIBANK, N.A. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

BANK OF CHINA, NEW YORK BRANCH, BARCLAYS BANK PLC, CHINA

CONSTRUCTION BANK CORPORATION, NEW YORK BRANCH, DEUTSCHE BANK

SECURITIES INC., HSBC SECURITIES (USA), INC. , MIZUHO BANK, LTD. and

SUMITOMO MITSUI BANKING CORPORATION,

as Documentation Agents

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		1

SECTION 1.01.	Defined Terms	1

SECTION 1.02.	Classification of Loans and Borrowings	19

SECTION 1.03.	Terms Generally	19

SECTION 1.04.	Interest Rates	20

ARTICLE II THE CREDITS		20

SECTION 2.01.	Commitments; Additional Commitments	20

SECTION 2.02.	Loans and Borrowings	20

SECTION 2.03.	Requests for Borrowings	21

SECTION 2.04.	Funding of Borrowings	22

SECTION 2.05.	Interest Elections	22

SECTION 2.06.	Termination and Reduction of Commitments	23

SECTION 2.07.	Repayment of Loans; Evidence of Debt	24

SECTION 2.08.	Prepayment of Loans	26

SECTION 2.09.	Fees	25

SECTION 2.10.	Interest	26

SECTION 2.11.	Alternate Rate of Interest	27

SECTION 2.12.	Increased Costs	29

SECTION 2.13.	Taxes	30

SECTION 2.14.	Payments Generally	33

SECTION 2.15.	Replacement of Lenders	34

SECTION 2.16.	Break Funding Payments	35

SECTION 2.17.	Illegality	36

SECTION 2.18.	Use of Proceeds	36

SECTION 2.19.	Defaulting Lenders	36

ARTICLE III REPRESENTATIONS OF BORROWER		38

ARTICLE IV CONDITIONS		40

SECTION 4.01.	Effective Date	40

SECTION 4.02.	Closing Date	41

SECTION 4.03.	Actions Between Effective Date and Closing Date	42

i

ii

SCHEDULES:

Schedule 1.01	Applicable Margin

Schedule 2.01	Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

Exhibit B	[Reserved]

Exhibit C-1	Form of Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4	Form of Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D	Form of Compliance Certificate

iii

CREDIT AGREEMENT (this “Agreement”), dated as of December 12, 2025, among GE HEALTHCARE TECHNOLOGIES INC. (the “Borrower”), the Lenders (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (as defined below).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“364-Day Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 27, 2025, by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, amended and restated, supplemented, modified, renewed, refinanced or replaced from time to time.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquired Business” has the meaning set forth in the definition of “Closing Date Acquisition”.

“Acquisition Co” means 1563057 B.C. Unlimited Liability Company, an unlimited liability company duly constituted under the Business Corporations Act (British Columbia) and a wholly-owned Subsidiary of the Borrower.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means for any day a floating rate per annum equal to the higher of (i) 100% of the Prime Rate or (ii) the Federal Funds Effective Rate for such day; provided that any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 3(h).

“Applicable Law” or “Applicable Laws” means, with respect to any Person, laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and legally enforceable requirements of all Governmental Authorities, in each case, applicable to such Person.

“Applicable Margin” has the meaning set forth on Schedule 1.01.

“Approved Borrower Portal” has the meaning given to such term in Section 8.08.

“Approved Electronic Platforms” has the meaning given to such term in Section 2.15.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.

“Benchmark” means, initially, with respect to any Term Benchmark Borrowing, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to any then-current “Benchmark,” then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any applicable Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any applicable Benchmark, the earlier of (a) the applicable Benchmark Replacement Date with respect to each Benchmark and (b) if such Benchmark Transition Event with respect to such Benchmark is a public statement or publication of information of a prospective event, the 90th day prior to the expected day of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any applicable Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrower for a Borrowing in a form and substance reasonably approved by the Borrower and the Administrative Agent, and signed by the Borrower and delivered in accordance with Section 2.03; provided that if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Change Event” has the meaning given to such term in Section 2.12.

“Change in Law” has the meaning given to such term in Section 2.12.

“Change of Control” shall be deemed to have occurred if any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 40% of the outstanding voting Equity Interests in the Borrower; provided that no acquisition of any non-voting Equity Interests of the Borrower by any Person or group of Persons shall constitute a Change of Control.

“Closing Date” has the meaning given to such term in Section 4.02.

“Closing Date Acquisition” means the acquisition by the Borrower, directly or through one of its wholly owned subsidiaries, of certain assets and equity interests defined in the Closing Date Acquisition Agreement as the “Target Shares” (the “Acquired Business”) pursuant to the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” means that certain Share Purchase Agreement, dated November 20, 2025, among the Borrower, Acquisition Co, Intelerad Holdings ULC, an unlimited liability company duly constituted under the Business Corporations Act (British Columbia), Intelerad Topco Holdings ULC, an unlimited liability company duly constituted under the Business Corporations Act (British Columbia), the sellers party thereto, and Pacman UK Topco Ltd., a company incorporated under the laws of England and Wales, in its capacity as the sellers’ representative.

“Closing Date Transactions” means (i) the Closing Date Acquisition, (ii) the issuance of senior unsecured notes by the Borrower and/or one or more direct or indirect wholly-owned subsidiaries of the Borrower on or as of the Closing Date, and (iii) the making of Loans hereunder on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the Closing Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” means the date on which the first of the following occurs: (i) the consummation of the Closing Date Acquisition without the funding of the Loans hereunder, (ii) the termination of the Closing Date Acquisition Agreement in accordance with its terms, (iii) the earlier of (x) five business days after the Termination Date (as defined in, and including as may be extended pursuant to Section 9.1(c) of the Closing Date Acquisition Agreement as in effect on the date of the Closing Date Acquisition Agreement) and (y) November 20, 2026 and (iv) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all Commitments in full.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D of a responsible officer, treasurer or assistant or deputy treasurer of the Borrower containing information and calculations required to demonstrate compliance with Section 6.03 (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any period, Consolidated Net Income attributable to the Borrower and its consolidated subsidiaries for such period excluding the effects of: (1) interest expense, amortization or write-off of debt discount and debt issuance costs, debt retirement costs and commissions, discounts and other fees and charges associated with indebtedness (including the Loans); (2) non-operating benefit costs; (3) provision for income taxes; (4) income (loss) from discontinued operations, net of taxes; (5) net income attributable to noncontrolling interests; (6) restructuring costs; (7) acquisition, disposition related charges; (8) “spin-off” and separation costs; (9) (gain)/loss of business dispositions/divestments; (10) amortization expenses, including impairments; (11) investment revaluation (gain)/loss; (12) equity compensation; (13) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); (14) depreciation; and (15) adjustments for material mergers and acquisitions, investments or other related activity; provided that the aggregate amount added back in the calculation of Consolidated EBITDA pursuant to clauses (6) and (7) above in any period shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (before giving effect to any such adjustments). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period.

“Consolidated Leverage Ratio” means, for any period, the ratio of (a) Net Debt of the Borrower and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans (other than at the direction or request of any regulatory authority) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action, unless in the case of clauses (a), (b) and (c) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied.

Notwithstanding anything to the contrary above, a Lender (other than a Lender which is the subject of a Bail-In Action) will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in, or other exercise of control over, such Lender or its parent company by any Governmental Authority, so long as such ownership or acquisition, or exercise of control, does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall no longer be deemed to be a Defaulting Lender.

“Documentation Agents” means the Documentation Agents identified on the cover page of this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Event” means, in each case with respect to the Plan, (a) a Lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 180 days after the date of filing, (b) the Borrower shall fail to pay, within 90 days of the due date, any material amount which it shall have become liable to pay to the PBGC or to the Plan under Title IV of ERISA, (c) a determination that the Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to the Plan, (e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer the Plan and such proceeding shall not have been dismissed or (f) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to the Plan and a lien is placed on the Plan that remains undischarged for a period of 90 days.

“Erroneous Payment” has the meaning set forth in Section 9.14.

“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning given to such term in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or net profits and franchise Taxes (imposed in lieu of net income Taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (b) any withholding or Taxes attributable to any person’s failure to comply with any of Section 2.13(e), (f) and (i) of this Agreement, (c) any Tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any Tax pursuant to Section 2.13 and other than pursuant to an assignment request of the Borrower under Section 2.15, (d) any Tax in the nature of the branch profits Tax within the meaning of Section 884(a) of the Code and any similar Tax imposed by any jurisdiction and (e) any withholding Taxes that are imposed by reason of or pursuant to FATCA.

“Facility” means the Loans and the Commitments, in each case, provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“FATCA” means Sections 1471–1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Final Maturity Date” means the date that is the three-year anniversary of the Closing Date; provided, however, that if such date is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.

“Fitch” means Fitch, Inc. or any successor.

“Five-Year Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 27, 2025, by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, amended and restated, supplemented, modified, renewed, refinanced or replaced from time to time.

“Floor” means 0.00%.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed on or with respect to any payment by, or on account of an obligation of, the Borrower hereunder.

“Indemnitee” has the meaning given to such term in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that, upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Credit Exposure or Commitments, as the case may be.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Final Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided further, that the first Interest Period following the Closing Date shall end on the date set forth in the Borrowing Request.

“Lead Arrangers” means the Joint Bookrunners and Joint Lead Arrangers identified on the cover page of this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loan Document” means this Agreement and any guarantee agreement entered into by any Subsidiary of the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Borrowing or payment made by the Borrower, New York City time.

“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder, it being understood and agreed that a Material Adverse Effect shall not include any event, development or circumstance disclosed publicly by the Borrower prior to (x) in the case of Section 3(f), September 30, 2025 and (y) in each other case, the Closing Date.

“Material Disposition” means any sale, transfer, assignment, or other disposition or series of related sales, transfers, assignments or other dispositions by the Borrower or its Subsidiaries to any Person (other than any of the Borrower’s direct or indirect Subsidiaries) of any assets of the Borrower or its Subsidiaries, including a disposition of assets effected by the issuance of equity securities of a Subsidiary (other than (i) assets disposed of in the ordinary course of business, (ii) disposals of obsolete property or other property that is no longer useful in its business or (iii) assets disposed of pursuant to securitization, factoring, receivables financing and/or similar financing arrangements) that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor.

“Net Debt” of any Person means, as of any date of determination, (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person minus (b) up to 75% of all unrestricted cash and unrestricted cash equivalents (as defined in accordance with GAAP); provided that, notwithstanding the foregoing, Net Debt shall not include any indebtedness incurred by the Borrower or any of its Subsidiaries to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions or investments not prohibited hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption or prepayment of such indebtedness in the event such acquisition or investment is not consummated), until such time as such proceeds are released from such segregated account.

“Non-U.S. Lender” has the meaning given to such term in Section 2.13(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement, any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) without duplication of any of the foregoing, the Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(g) or 2.15) and as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from the Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced this Agreement), excluding, for the avoidance of doubt, Excluded Taxes.

“Participant” has the meaning given to such term in Section 9.04(c).

“Participant Register” has the meaning given to such term in Section 9.04(c).

“Payment Recipient” has the meaning given to such term in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“PDF”, when used in reference to notices via e-mail attachment, means portable document format or a similar electronic file format.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means the GE Healthcare Pension Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Percentage” means, with respect to any Lender, with respect to Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the aggregate Credit Exposure at that time).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower (“Index Debt”) or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For the purposes of determining the Applicable Margin, if the Borrower is split-rated and the ratings established by S&P, Moody’s and Fitch fall within different levels and (i)

two ratings are equal and higher than the third, the Applicable Margin will be based on the higher rating, (ii) two ratings are equal and lower than the third, the Applicable Margin will be based on the lower rating or (iii) no ratings are equal, the Applicable Margin will be based on the intermediate rating. In the event that the Borrower shall maintain Public Debt Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and (x) the ratings differential is one level, the Applicable Margin will be based on the higher rating and (y) the ratings differential is two levels or more, the Applicable Margin will be based on the level one level lower than the higher Public Debt Rating. In the event the ratings established or deemed to have been established by Moody’s, S&P or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective for purposes of determining the Applicable Margin as of the third Business Day following the date on which it is first announced by the applicable rating agency.

“Qualified Acquisition” means any acquisition or series of related acquisitions, all or any portion of which is debt-financed and that involves cash consideration of at least $1,000,000,000.

“Qualified Acquisition Election” has the meaning set forth in Section 6.03.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Regulatory Authority” has the meaning set forth in Section 9.08.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Agreements” means the Five-Year Revolving Credit Agreement and the 364-Day Revolving Credit Agreement.

“S&P” means S&P Global Ratings or any successor.

“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person or Persons referenced in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or His Majesty Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Specified Representations” means the representations and warranties set forth in Sections 3(a), (b)(i), (b)(ii) (solely as to debt instruments of the Borrower governing indebtedness for borrowed money in an outstanding principal amount or committed amount of $300,000,000 or greater (in each case, after giving effect to the making of the Loans hereunder and the application of the proceeds thereof), (c), (d), (g), (h), and (k).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” in this Agreement shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” has the meaning set forth in Section 9.15.

“Syndication Agent” means the Syndication Agents identified on the cover page of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Reference Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, provided that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed at Nice on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Fee” has the meaning given to such term in Section 2.09(a).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., “ABR Loan,” or “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., “an ABR Borrowing” or “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

“shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments; Additional Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make a one-time Loan in Dollars to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment. Amounts prepaid in respect of such Loans may not be reborrowed. The Loans shall in each case be ABR Loans or SOFR Loans, as the Borrower shall request.

SECTION 2.02. Loans and Borrowings.

(a) The Loan shall be made on the Closing Date as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective unused Commitments. Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.

(b) The failure of any Lender to make any Loan required to be made by it on the Closing Date shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000 for Term Benchmark Borrowings; provided that each such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall deliver to the Administrative Agent a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and may be provided by hand delivery or email with PDF attachment to the Administrative Agent of a written Borrowing Request. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(1) the aggregate amount of the requested Borrowing;

(2) the Borrowing Date, which shall be a Business Day;

(3) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(4) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(5) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified for a Borrowing denominated in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then (x) the Administrative Agent shall notify the Borrower of such inaction promptly following the Administrative Agent’s discovery of such inaction and (y) the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or email with PDF attachment to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(1) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (3) and (4) below shall be specified for each resulting Borrowing);

(2) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(4) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing for an additional Interest Period of one month.

SECTION 2.06. Termination and Reduction of Commitments.

(a) Unless previously reduced or terminated pursuant to this Section 2.06, each Lender’s Commitments shall terminate on the earlier of (i) immediately after the making of the Loan by such Lender on the Closing Date and (ii) the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, any of the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.07(b) or 2.07(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to it in accordance with the terms of this Agreement.

(e) Any Lender may reasonably request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Subject to prior notice in accordance with paragraph (c) of this Section 2.08, the Borrower may at its option, at any time, without premium or penalty of any kind (other than any payments required under Section 2.16), prepay, in whole or in part, any Borrowings in the applicable currency.

(b) The Borrower shall prepay the then unpaid principal amount of each Loan to the extent the Closing Date Acquisition has not been consummated pursuant to the Closing Date Acquisition Agreement on or prior to the date that is five (5) Business Days after the Closing Date, without giving effect to any amendments, modifications, supplements or waivers by the Borrower or Acquisition Co (or any of their respective affiliates) thereto or consents by the Borrower or Acquisition Co (or any of their respective affiliates) thereunder, in each case, that are materially adverse to the interests of the Lenders or the Lead Arrangers, in their capacities as such without each Lead Arranger’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that, any modification, amendment or express waiver or consents by the Borrower or Acquisition Co (or any of their respective affiliates) that results in (i) an increase to the purchase price of not more than 10% shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers, in their capacities as such, so long as such increase is not funded with proceeds of indebtedness (other than any indebtedness under a Revolving Credit Agreement) or (ii) a decrease to the purchase price of not more than 10% shall be deemed not to be materially adverse to the Lead Arrangers and the Lenders.

(c) The Borrower shall notify the Administrative Agent by telephone or in writing (in the case of any telephonic notification, confirmed by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent or email with PDF attachment) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., Local Time, on the date three Business Days prior to the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn commitment fee (the “Undrawn Fee”) in Dollars at a rate per annum equal to 0.10% times the daily average amount of such Lender’s Commitment, calculated based on the number of days (if any) elapsed in a 360-day year, accruing during the period from and including the later of (x) the Effective Date and (y) the date that is 120 days after November 20, 2025, to but excluding the date that is the earlier of (x) the Commitment Termination Date and (y) the Closing Date (such earlier date, the “Undrawn Fee Date”). The Undrawn Fee shall be due and payable on the Undrawn Fee Date.

(b) The Borrower agrees to pay the Lead Arrangers, for their own respective account, the fees in the amount separately agreed upon between the Borrower and the Lead Arrangers.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) [Reserved].

(e) [Reserved].

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the parties entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) [Reserved].

(d) Accrued interest on each Loan shall be payable in the applicable currency in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest on a Loan shall be payable upon termination of the Commitments applicable to such Loan and upon the Final Maturity Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (solely when based on the Prime Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Benchmark for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark or (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing and (2) any Borrowing Request that requests a SOFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to the Term SOFR applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace any then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(e) and (y) the commencement of any Benchmark Unavailability Period with respect to any applicable Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Sections 2.11(b), (c), (d), (e) and (f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of, any Loan bearing interest with respect to the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, any request (or any deemed request for) for any Borrowing as, or conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective and such Borrowing shall be made or converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing.

SECTION 2.12. Increased Costs. In the event that by reason of any change after the date of this Agreement in Applicable Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration, application or interpretation thereof, or by reason of the adoption or enactment after the date of this Agreement of any requirement or directive (whether or not having the force of law) of any Governmental Authority (each a “Change Event”); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, but only in the event that the applicable Change Event results in the applicable Lender being in a materially different adverse position than exists as of the Closing Date with respect to any of the items described in categories (a) and (b) below and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (collectively, a “Change in Law”):

(a) any Lender shall, with respect to this Agreement, be subject to any Tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than (i) any Indemnified Taxes or Other Taxes in respect of which additional amounts are payable (or would be so payable but for an exception under Section 2.13) pursuant to Section 2.13; or (ii) Excluded Taxes); or

(b) any reserve, capital adequacy, special deposit, liquidity or similar requirements should be imposed on either the commitments to lend or the foreign claims of deposits of any Lender;

and if any of the above-mentioned measures shall result in a material increase in the cost to such Lender of making or maintaining its Loans or Commitments or a material reduction in the amount of principal or interest received or receivable by such Lender in respect thereof, then upon prompt written notification (which shall include the date of effectiveness of such change, adoption or enactment) and demand being made by such Lender for such additional cost or reduction, the Borrower shall pay to such Lender, within 30 days of such demand being made by such Lender, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to such Lender with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by such Lender to the Borrower; and provided, further, that the Borrower shall not be obligated to pay such Lender any such additional cost or reduction unless such Lender certifies to the Borrower that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section; and provided, further, that any such additional cost or reduction allocated to any Loan or Commitment shall not exceed the Borrower’s pro rata share of all costs attributable to all loans or advances or commitments, as applicable, to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Within 30 days of receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all Loans to it outstanding under this Agreement, together with interest and fees accrued thereon to the date of prepayment in full. Such Lender shall use reasonable efforts (consistent with its internal policy applied on a non-

discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any increased costs to the Borrower incurred under this Section, and will not, in the opinion of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives from the Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by law to be deducted or withheld.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Lender (or assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-9 certifying that such Lender (or assignee or Participant) is exempt from U.S. federal backup withholding Tax, (ii) each Lender (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W- 8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments under this Agreement, and (iii) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.13(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form and documentation pursuant to this Section that such Lender is not legally able to deliver.

(f) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent and each Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 2.13, and will not, in the opinion of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent within 10 days after written demand therefor, (i) for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in each case, including reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will, prior to any payment made by the Borrower to such Administrative Agent, provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or (c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent shall be permitted to make the election described in Section 1471(b)(3) of the Code.

(j) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

SECTION 2.14. Payments Generally.

(a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (including under Section 2.12, 2.13, 2.16 or otherwise) prior to 1:00 p.m., Local Time, on the date when due and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds any such payments received by the Administrative agent for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable payment obligation is due.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Facility and accrued interest thereon than the proportion received by any other Lender within such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders within such Facility to the extent necessary so that the benefit of all such payments made under such Facility shall be shared by the Lenders within such Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15. Replacement of Lenders. If any Lender requests compensation, or is entitled to payments, under Section 2.12 or Section 2.13 or is affected in the manner described in Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12 or Section 2.13(g), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or in the case of illegality under Section 2.17) or at the expense and effort of any such Defaulting Lender, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent the Administrative Agent’s consent would have been required for such assignment under Section 9.04(b)), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or from illegality under Section 2.17, such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system as to which the Administrative Agent and such parties are participants (“Approved Electronic Platforms”)), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(c) and is revoked in accordance herewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to Term SOFR for such Interest Period, over (ii) the amount of interest (as reasonably determined by such Lender) that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the relevant currency from other banks in the applicable interbank market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in Applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans into SOFR Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans, in each case, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or repayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans into Term Benchmark Loans shall be reinstated.

SECTION 2.18. Use of Proceeds. The proceeds of any Borrowing shall be available (and the Borrower agrees that it shall use such proceeds) (i) to finance in part the Closing Date Acquisition, (ii) to pay fees and expenses related to the Closing Date Transactions and (iii) to otherwise effectuate the Closing Date Transactions. The Borrower will not request any Borrowing, and the Borrower will not, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not, use the proceeds of any Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted to be conducted by a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Undrawn Fee shall cease to accrue on the Commitments of such Defaulting Lender;

(b) the Commitments and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document; provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Pro Rata Percentages and reimburse each such Lender for any costs of the type described in Section 2.16 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and

(d) [reserved]; and

(e) [reserved]; and

(f) so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account (for the avoidance of doubt, it is noted that any amounts retained pursuant to this Section 2.19(f) shall for all other purposes be treated as having been paid to such Defaulting Lender) and, subject to any applicable requirements of law and the proviso at the end of this Section 2.19(f), be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if the Administrative Agent or the Borrower (with the consent of the Administrative Agent) so determines, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans which such Defaulting Lender has not fully funded and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III

REPRESENTATIONS OF BORROWER

The Borrower represents for and as to itself as follows as of the Effective Date, as of the Closing Date and as of the date of consummation of the Closing Date Acquisition (provided that (i) the conditions to the Effective Date are solely those set out in Section 4.01, and (ii) the conditions to the making of the Loans on the Closing Date are solely those set out in Section 4.02):

(a) The Borrower has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and the Borrower has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by the Borrower of this Agreement (i) has been duly authorized by all necessary corporate action and (ii) does not and will not violate any provision of any law or regulation, or contractual or corporate restrictions, in each case, binding on the Borrower and material to the Borrower and its Subsidiaries, taken as a whole (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).

(c) This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject however to (i) the exercise of judicial discretion in accordance with general principles of equity and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights heretofore or hereafter enacted.

(d) The proceeds of the Loans made to the Borrower shall not be used for a purpose which violates Regulation U.

(e) As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against, the Borrower or any Subsidiary or against any of their respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby or (ii) that could reasonably be expected to have a Material Adverse Effect.

(f) (i) The consolidated balance sheet of the Borrower (as a carve-out business of the General Electric Company) and its statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Deloitte & Touche LLP, independent public accountants, or other independent certified public accountants of nationally recognized standing, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP; and (ii) since December 31, 2024, to the date hereof, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole.

(g) The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans or the Transactions will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.

(h) The Borrower maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations, to the extent applicable, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”).

(i) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, (i) the Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to the Plan, and (iii) no ERISA Event has occurred.

(j) Except as which would not otherwise have a Material Adverse Effect, to the knowledge of the Borrower, the Borrower is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required by such Environmental Laws. This paragraph (j) shall constitute the sole and exclusive representation and warranty regarding environmental matters, including those under or related to Environmental Laws.

(k) The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(l) The Borrower is not an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date.

This Agreement and the Commitments hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender, either (i) a counterpart of this Agreement signed on behalf of such party or parties or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party or parties have signed a counterpart of this Agreement.

(b) The Lenders, the Administrative Agent and the Lead Arrangers having received all fees required to be paid, to the extent required to be paid on or prior to the Effective Date.

(c) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) in-house counsel for the Borrower and (ii) Gibson, Dunn & Crutcher LLP, counsel to the Borrower. The Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent having received a certificate, dated the Effective Date, that (x) is signed by the President, a Vice President, Treasurer or a Financial Officer of the Borrower (or any other officer of the Borrower duly authorized to execute such certificate), confirming, on and as of the Effective Date, (I) the representations and warranties set forth in this Agreement are true and correct in all material respects on and as of the Effective Date (except (i) any representation or warranty which is already qualified as to materiality by reference to Material Adverse Effect is true and correct in all respects on and as of the Effective Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation and warranty was true and correct in all material respects as of such earlier date) and (II) no Default or Event of Default has occurred and is continuing on the Effective Date, (y) is signed by the secretary, assistant secretary or any other officer of the Borrower duly authorized to execute such certificate, certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents on behalf of the Borrower, (ii) copies of the Borrower’s constituent organizational documents, and (iii) the resolutions of the board of directors or other appropriate governing body of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (z) includes a certificate of good standing from the Secretary of State of the State of Delaware certifying as to the good standing of the Borrower.

(e) The Administrative Agent having received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten Business Days prior to the Effective Date.

SECTION 4.02. Closing Date.

The obligation of each Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) prior to the Commitment Termination Date (such date, the “Closing Date”):

(a)	The Effective Date shall have occurred.

(b)

The Administrative Agent shall have received a certificate, dated the Closing Date, of the President, a Vice President, Treasurer or a Financial Officer of the Borrower confirming that (a) the Closing Date Acquisition will be consummated pursuant to the Closing Date Acquisition Agreement within two (2) Business Days of the Closing Date, without giving effect to any amendments, modifications, supplements or waivers by the Borrower or Acquisition Co (or any of their respective affiliates) thereto or consents by the Borrower or Acquisition Co (or any of their respective affiliates) thereunder, in each case, that are materially adverse to the interests of the Lenders or the Lead Arrangers, in their capacities as such without each Lead Arranger’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that, without prejudice to any of the other conditions set forth herein, any modification, amendment or express waiver or consents by the Borrower or Acquisition Co (or any of their respective affiliates) that results in (i) an increase to the purchase price of not more than 10% shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers, in their capacities as such, so long as such increase is not funded with proceeds of indebtedness (other than any indebtedness under a Revolving Credit Agreement) or (ii) a decrease to the purchase price of not more than 10% shall be deemed not to be materially adverse to the Lead Arrangers and the Lenders and (b) the compliance with the condition set forth in clause (e) below.

(c)

All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent such costs and expenses are invoiced at least two business days prior to the Closing Date payable to the Lead Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required to be paid on or prior to the Closing Date.

(d)	The Administrative Agent shall have received a duly executed Borrowing Request, or such other notice or request reasonably satisfactory to the Administrative Agent.

(e)

(a) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (b) there shall not exist any Event of Default under Sections 7(a), (b), (d) or (e) with respect to the Borrower under this Agreement.

(f)

The Administrative Agent shall have received (a) audited consolidated annual balance sheet and related consolidated statements of income and cash flows of the Borrower and its subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date, and (b) unaudited interim consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its subsidiaries for any subsequent interim fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date, and for the comparable period of the prior fiscal year, and in each of (a) and (b) meeting all material requirements of Regulation S-X under the Securities Act. The public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended of any of the foregoing financial statements, will satisfy the requirements under clauses (a) or (b), as applicable, of the first sentence of this paragraph. The Administrative Agent acknowledges receipt of the financial statements set forth in clauses (a) and (b) above for (x) the fiscal year ended December 31, 2022, December 31, 2023 and December 31, 2024 and (y) the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and each such notice shall be conclusive and binding. For the purposes of determining whether the conditions precedent specified in Section 4.02 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consent to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

SECTION 4.03. Actions Between Effective Date and Closing Date. During the period from and including the Effective Date to and including the Commitment Termination Date (the “Limited Conditionality Period”), and notwithstanding (i) that any representation or warranty made on any date other than the Closing Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants, financial covenants or any other obligation under the Loan Documents, (iii) any provision to the contrary in the Loan Documents or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loans thereunder on the Closing Date, (3) refuse to participate in making its Loan thereunder (provided that the applicable conditions precedent to the making of such loans expressly set forth in Section 4.02 have been satisfied or waived on or prior to the Closing Date) or (4) exercise any right of set-off or counterclaim in respect of its Loan thereunder to the extent to do so would prevent, limit or delay the making of its Loan; provided that, with respect to items (1) through (4) above, the foregoing shall not apply if an Event of Default under Sections 7(d) or (e) with respect to the Borrower has occurred and is continuing. For the avoidance of doubt, immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that so long as the Commitments remain in effect or any Obligation or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:

SECTION 5.01. Financial Statements; Compliance Certificates; Other Information and Notices. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter;

(c) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate;

(d) reasonably promptly upon reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations; and

(e) promptly, upon any President, Treasurer or other executive financial officer of the Borrower obtaining actual knowledge thereof, give notice (unless available in the public filings or releases of the Borrower or its Subsidiaries) to the Administrative Agent and each Lender of the occurrence of any Default or Event of Default.

All financial statements required to be delivered pursuant to Section 5.01(a) and (b) above shall be complete and correct in all material respects and shall be prepared in accordance with GAAP. Timely filing of such financial statements and information with the Securities and Exchange Commission shall constitute compliance with Section 5.01(a) and 5.01(b).

SECTION 5.02. Keeping of Books. Keep proper books and records and maintain properties useful and necessary in its business except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Preservation of Existence. (a) Preserve and maintain its existence and (b) comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, in the case of the foregoing clause (a), the Borrower may consummate any merger or consolidation or other transaction permitted under Section 6.01.

SECTION 5.04. Closing Date Acquisition. Promptly following the consummation of the Closing Date Acquisition, the Borrower shall deliver to the Administrative Agent a certificate of the President, a Vice President, Treasurer or a Financial Officer confirming that (i) the Closing Date Acquisition has been consummated pursuant to the Closing Date Acquisition Agreement and (ii) after giving effect to the Closing Date Acquisition, the representations and warranties set forth in this Agreement are true and correct in all material respects on and as of the date of the Closing Date Acquisition (except (x) any representation or warranty which is already qualified as to materiality by reference to Material Adverse Effect is true and correct in all respects on and as of the date of the Closing Date Acquisition and (y) to the extent any representation or warranty is expressly related to an earlier date, such representation and warranty was true and correct in all material respects as of such earlier date).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby agrees that so long as the Commitments remain in effect or any Obligation or other amount is owing to any Lender or the Administrative Agent hereunder:

SECTION 6.01. Fundamental Changes. The Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:

(a) the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any interest or other expenses on all the Loans and the performance or observance of every covenant of this Agreement or the applicable fee letter on the part of the Borrower to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the Borrower (or such person so assuming the obligations of the Borrower) has delivered to the Administrative Agent and the Lenders such customary certificates, opinions or supplemental agreements, including as to authority and enforceability of any joinder, supplement or amendment documentation reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, and any information or documentation reasonably requested by any Lender through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation.

SECTION 6.02. Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of the Borrower and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements, in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by the Borrower in the ordinary course of business;

(b) (i) Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any Person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in (b)(i) above in the ordinary course of business;

(c) Liens on the property or assets of, or securing the Indebtedness of, a Person existing at the time such Person is consolidated or merged with, or at the time all or substantially all of the assets of such Person are acquired by, the Borrower;

(d) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any agreement, contract or provision of any Applicable Law;

(e) Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by the Borrower, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;

(f) Liens on any LC Collateral Account (as defined in the Five-Year Revolving Credit Agreement) as contemplated by Section 2.20(j) of the Five-Year Revolving Credit Agreement;

(g) Liens not permitted by the foregoing clauses (a) to (f), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate amount (without duplication) of all outstanding Indebtedness for borrowed money of the Borrower secured by all such Liens under this clause (g) does not exceed, together with the outstanding aggregate principal amount of Indebtedness incurred in reliance on Section 6.04(m), 10.0% of Consolidated Tangible Assets; and

(h) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (g), inclusive.

SECTION 6.03. Financial Covenant. The Borrower shall not permit, on the last day of any fiscal quarter beginning with the first full fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.75:1.00 (the “Base Leverage Ratio”); provided that, in the event the Borrower consummates a Qualified Acquisition after the Closing Date, the Borrower may elect (a “Qualified Acquisition Election”) upon notice to the Administrative Agent on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 5.01(c) following the consummation of such Qualified Acquisition, that the Consolidated Leverage Ratio level set forth above shall be increased from the Base Leverage Ratio to 4:50:1.00 for the four consecutive fiscal quarters ending after the consummation of such Qualified Acquisition (including the fiscal quarter in which the Qualified Acquisition was consummated), it being understood and agreed that, following such four fiscal quarters, the Consolidated Leverage Ratio applicable under this Section 6.03 shall be the Base Leverage Ratio; provided, further, that following any such four-quarter period during which the Base Leverage Ratio was increased following a Qualified Acquisition Election, there shall be two consecutive fiscal quarters for which the Base Leverage Ratio shall apply notwithstanding any further Qualified Acquisitions.

Notwithstanding anything to the contrary set forth herein, to the extent that on or following the date of the consummation of the Closing Date Acquisition, the financial covenant (or any component definition thereof) as set forth in the Five-Year Revolving Credit Agreement (or any replacement or refinancing thereof) is more restrictive than the covenant set forth herein in this Section 6.03, such more restrictive financial covenant (or such component definition thereof) shall automatically be added for the benefit of the Lenders, and the Borrower and the Administrative Agent shall as promptly as reasonably possible enter into an amendment to the Credit Agreement to reflect such more restrictive financial covenant (or such component definition thereof).

SECTION 6.04. Limitations on Non-Guarantor Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary (other than any Subsidiary Guarantor) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than the following:

(a) Indebtedness in existence on the date hereof;

(b) Indebtedness owed to the Borrower or any Subsidiary of the Borrower;

(c) Indebtedness incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets, including financing lease obligations, mortgage financings and purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings);

(d) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e) Indebtedness that is effectively subordinated to the payment obligations of the Borrower to the Lenders hereunder to the reasonable satisfaction of the Administrative Agent;

(f) Indebtedness under swap agreements, hedge agreements or other similar arrangements entered into for the purpose of hedging risks associated with the Borrower’s and its Subsidiaries’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks), in each case, in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any Person that becomes a Subsidiary after the Closing Date (including any Indebtedness assumed in connection with the acquisition of a Subsidiary); provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of credit card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(i) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations or with respect to reimbursement obligations with respect to trade obligations, in each case, incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation;

(j) Indebtedness in respect of credit card obligations, netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, in connection with deposit accounts and any cash pooling arrangements;

(k) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness constituting guarantees of Indebtedness otherwise permitted pursuant to this Section 6.04; and

(m) Indebtedness not permitted by the foregoing clauses (a) to (l), inclusive, if at the time of, and after giving effect to, the incurrence or assumption thereof, the aggregate outstanding amount (without duplication) of all such Indebtedness does not exceed, together with the aggregate outstanding principal amount of Indebtedness for borrowed money of the Borrower secured by Liens incurred or assumed pursuant to Section 6.02(g), 10.0% of Consolidated Tangible Assets.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur from and after the Closing Date (other than clause (d) and (e) below, which shall be effective from and after the Effective Date):

(a) the Borrower shall fail to pay when due any principal of any Loan made to it;

(b) the Borrower shall fail to pay (i) any interest on any Loan or (ii) any fee payable under Section 2.09, and such failure shall not be cured within fifteen days after receipt by the Borrower of notice of such failure from the Administrative Agent;

(c) if a default shall occur in respect of any other Indebtedness of the Borrower in an aggregate principal amount of $300,000,000 or more and such default causes acceleration thereof;

(d) bankruptcy, reorganization, insolvency, receivership, or similar proceedings are instituted by or against the Borrower, and, if instituted against the Borrower, are not vacated within 60 days;

(e) the Borrower makes a general assignment for the benefit of creditors;

(f) the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;

(g) any representation or warranty made in writing or deemed made by or on behalf of the Borrower in or in connection with this Agreement, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(h) the Borrower shall fail to observe or perform Section 5.03(a) or Article VI;

(i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 7(a), 7(b) or 7(h)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $300,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement, with another creditworthy (as reasonably determined by the Borrower) indemnitor, as to which the indemnifying party has not denied liability) shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(k) a Change of Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in Section 7(d) or 7(e)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7(d) or 7(e), the Commitments shall automatically terminate and the principal of the Loans of the Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (1) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (2) is contrary to this Agreement or any other Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent, Syndication Agents and Documentation Agents are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(1) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any Applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(2) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Documentation Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower or any Subsidiary Guarantor under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13 and 9.03) allowed in such judicial proceeding; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (1) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Subsidiary Guarantor or any officer of the foregoing contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower or any Subsidiary Guarantor to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender.

(c) Without limiting the foregoing, the Administrative Agent (A) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (B) may rely on the Register to the extent set forth in Section 9.04(b), (C) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (D) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any Subsidiary Guarantor in connection with this Agreement or any other Loan Document, (E)

in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (F) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE

BORROWER OR ANY SUBSIDIARY GUARANTOR, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, ANY SUBSIDIARY GUARANTOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and continue to be entitled to the rights set forth in such Loan Documents, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section and (2) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06. Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of such Assignment and Acceptance.

SECTION 8.07. Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Guarantors, that at least one of the following is and will be true:

(1) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(2) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(3) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(4) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (1) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (4) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Lead Arranger, each Syndication Agent and each Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (2) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.08. Borrower Communications.

(a) The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:

(i) if to the Borrower, to it at GE HealthCare Technologies Inc., 500 West Monroe Street, Chicago, IL 60661, Attention of Treasurer, email: treasury.notices@gehealthcare.com; with a copy to GE HealthCare Technologies Inc., 500 Monroe Street, Chicago, IL 60661, Attention of General Counsel;

(ii) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to the address or addresses separately provided to the Lenders;

(iv) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Borrower, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) Subject to Section 2.11(b) and (c) and Section 9.02(b) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section 9.02, Section 2.14(b), the definition of “Required Lenders”, “Pro Rata Percentage” or any other provision hereof relating to “pro rata sharing” provisions, any payment “waterfall”, or specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(b) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders within five Business Days of receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity; Limitation on Liability.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement.

(b) The Borrower shall indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (in the case of legal fees, subject to the penultimate sentence of this paragraph), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby or the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or any Closing Date Transactions, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower, its Affiliates or any of its or their equityholders, securityholders or creditors, or any other person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of the obligations of any Indemnitee or any of its Related Parties hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) a claim, litigation, investigation or proceeding between or among Indemnitees that does not involve any act or omission by the Borrower or its Affiliates, other than against a Lead Arranger, the Administrative Agent or another agent in their capacity as such. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Borrower (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed). This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law (1) the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (2) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (c) shall relieve each Borrower of any obligation it may have to indemnify an Indemnitee, as provided in clause (b) above, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; provided, further, that this clause (c) shall not limit the Borrower’s obligations under clause (b) above.

(d) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Percentage in effect on the date on which such payment is sought under this Section 9.03 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that, the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence, bad faith or willful misconduct.

(e) In no event shall any party hereto assert any claim against any other party for indirect, special, incidental or consequential damages, losses or expenses; provided that this clause (e) shall not limit the Borrower’s obligations under clause (b) above.

(f) This Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Lead Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that Goldman Sachs Bank USA, as a Lender hereunder, may assign its rights and obligations hereunder to Goldman Sachs Lending Partners LLC without the consent of the Borrower or the Administrative Agent; with the prior consent (such consents not to be unreasonably withheld, conditioned or delayed) of:

(1) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default arising under Sections 7(a), (b), (d) or (e) has occurred and is continuing, to any other assignee; and

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender (other than a Defaulting Lender).

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents;

(2) each partial assignment of a Lender’s rights and obligations under a Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Facility;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee;

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; provided that any consent of the Borrower otherwise required under this Section 9.04(b)(ii) shall not be required if an Event of Default under Section 7(a), Section 7(b), Section 7(d) or Section 7(e) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.16, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(d) the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.13(e) and (f) (it being understood that the documentation required under Section 2.13(e) and (f) shall be delivered to the participating Lender)) to the same extent and subject to the same conditions as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) at the time of the participation; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.13 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. In consideration of this Section 9.04(c), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a federal reserve bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Lead Arrangers and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email with PDF attachment or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower and, if applicable, any Subsidiary Guarantor, electronic images of this Agreement (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto.

SECTION 9.06. Governing Law; Jurisdiction.

(a) This Agreement and any claims, controversy, dispute, or cause of action (whether in contract, tort, or otherwise and whether at law or in equity) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Upon any foreign Subsidiary becoming a Subsidiary Guarantor, such Subsidiary Guarantor hereby agrees to irrevocably and unconditionally appoint the Borrower as its agent to receive on behalf of such Subsidiary Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in this Section. In any such action or proceeding in such New York State or Federal court, such service may be made on such Subsidiary Guarantor by delivering a copy of such process to such Subsidiary Guarantor in care of the Borrower. Each Subsidiary Guarantor hereby irrevocably and unconditionally authorizes and directs the Borrower to accept such service on its behalf. As an alternate method of service, each Subsidiary Guarantor irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Subsidiary Guarantor by certified or registered air mail at its address specified in the guaranty entered into pursuant to Section 9.15. Each Subsidiary Guarantor agrees that, to the fullest extent permitted by Applicable Law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.07. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.08. Confidentiality. Each of the Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any credit insurance provider, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction relating to the Borrower and its obligations or payments hereunder, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 9.10. Judgment Currency.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

SECTION 9.11. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation. The Borrower shall promptly provide such information upon request by any Lender.

SECTION 9.12. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in this Agreement and any related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and any related documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and any related documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.13. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.14. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(1) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(2) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(3) For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (other than any consent of the Borrower required under Section 9.04(b))), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligations of the Borrower under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment on the Obligations.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.15. Subsidiary Guarantors.

(a) At any time, from time to time, the Borrower may cause any one or more of its Subsidiaries to guarantee its Obligations hereunder by causing such Subsidiary (each such Subsidiary, a “Subsidiary Guarantor”) to (a) execute and deliver to the Administrative Agent a counterpart of a guaranty in form and substance reasonably acceptable to the Borrower and the Administrative Agent and (b) deliver to the Administrative Agent documents of the types referred to in Section 4.01(e), clauses (y) and (z) of Section 4.01(d) and favorable opinions of counsel to such Subsidiary, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Each Subsidiary Guarantor shall be automatically released from its guarantee obligations upon the earliest of (x) such Subsidiary ceasing to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder, (y) upon the payment in full of all Obligations hereunder (other than contingent indemnification obligations for which no claim has been made) and the termination of all Commitments hereunder and (z) notification from the Borrower to the Administrative Agent that (1) the Borrower desires that such Subsidiary Guarantor be released from its guarantee obligations and (2) no Default or Event of Default has occurred and is continuing prior to such release or would result as a result of such release.

(c) The Lenders irrevocably authorize the Administrative Agent to, at the sole expense of the Borrower, execute and deliver (1) any guarantee contemplated by clause (a) above and (2) any documentation reasonably requested by the Borrower or any Subsidiary Guarantor to evidence any release in accordance with clause (b) above.

SECTION 9.16. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.17. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER
GE HEALTHCARE TECHNOLOGIES INC.

By:	/s/ Robert O’Keef
Name: Robert O’Keef
Title: Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director

[Signature Page to Credit Agreement]

Very truly yours,

GOLDMAN SACHS BANK USA, as a
Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Very truly yours,

BNP Paribas, as a Lender

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By:	/s/ Marine Ausset
Name: Marine Ausset
Title: Vice President

[Signature Page to Credit Agreement]

Very truly yours,

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Darren Merten
Name: Darren Merten
Title: Director

[Signature Page to Credit Agreement]

Very truly yours,
CITIBANK, N.A., as a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Credit Agreement]

Very truly yours,

MORGAN STANLEY BANK, N.A, as a
Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Very truly yours,

Bank of China, New York Branch, as a
Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Credit Agreement]

Very truly yours,

Barclays Bank PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Credit Agreement]

Very truly yours,

China Construction Bank Corporation,
New York Branch, as a Lender

By:	/s/ Xisu Cui
Name: Xisu Cui
Title: Deputy General Manager

[Signature Page to Credit Agreement]

Very truly yours,

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement]

Very truly yours,

HSBC Bank USA National Association, as a Lender

By:	/s/ Nicholas Bakos
Name: Nicholas Bakos
Title: Vice President

[Signature Page to Credit Agreement]

Very truly yours,

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Credit Agreement]

Very truly yours,

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ Mary Harold
Name: Mary Harold
Title: Managing Director

[Signature Page to Credit Agreement]

Very truly yours,

BANCO SANTANDER, S.A., NEW
YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Carolina Gutierrez
Name: Carolina Gutierrez
Title: Executive Director

[Signature Page to Credit Agreement]

Very truly yours,

ING Bank N.V., Dublin Branch, as a
Lender

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[Signature Page to Credit Agreement]

Very truly yours,

PNC Bank, National Association, as a
Lender

By:	/s/ Shane Johnson
Name: Shane Johnson
Title: Vice President

[Signature Page to Credit Agreement]

Very truly yours,

Societe Generale, as a Lender

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Managing Director

[Signature Page to Credit Agreement]

Very truly yours,

Standard Chartered Bank, as a Lender

By:	/s/ Matthew Davis
Name: Matthew Davis
Title: Executive Director, Financing Solutions

[Signature Page to Credit Agreement]

Schedule 1.01

Applicable Margin

[intentionally omitted]

Schedule 2.01

Commitments

[Intentionally omitted]